Exhibit 10.47

GE Commercial Finance Healthcare Financial Services

Life Science Finance

83 Wooster Heights Road, 5th Floor
Danbury, CT 06810
January 27, 2006	USA

T 203 205 5281
F 203 205 2192
	www.gehealthcarefinance.com	CONFIDENTIAL

Rick Hamm, General Counsel Dendreon Corporation 3005 First Avenue Seattle, WA 98121

Dear Mr. Hamm:

Dendreon Corporation (“Debtor”) has advised General Electric Capital Corporation (“GECC”) that Debtor is seeking up to $13,000,000 of financing (the “Financing”) to finance the acquisition of equipment including laboratory equipment, manufacturing, computer and office equipment associated with the build-out of Debtor’s manufacturing facility in New Jersey (collectively such equipment shall be referred to as the “Equipment Transaction”).

Based on our understanding of the Equipment Transaction as described above and the information which you have provided to us, and subject to the terms and conditions set forth below, GECC is pleased to its commitment to provide the Financing in the maximum aggregate amount of $13,000,000 as more fully described below and in the attached Confidential Loan Proposal dated September 23, 2005 (referred to hereafter as “the Term Sheet”), which is incorporated into and made a part of this Commitment Letter. The “Loan Commitment” shall mean a commitment by General Electric Capital Corporation to make Loans to Debtor up to the aggregate original principal amount of Thirteen Million Dollars ($13,000,000); provided, however, that Debtor acknowledges that GECC has made the Loan Commitment based upon the anticipated participation by MLC Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. (“MLC”) in the funding of the Loans to Debtor on a pro rata basis up to the aggregate original principal amount of Ten Million Dollars ($10,000,000). and agrees that GECC shall have no obligation to fund such pro rata portion of the Loan Commitment absent MLC’s participation. Each loan made pursuant to such Loan Commitment is sometimes referred to herein as a “Loan”. Each loan made pursuant the Loan Commitment shall be in an aggregate minimum funding amount of not less than Six Hundred Fifty Thousand Dollars ($650,000).

The Loan Commitment is subject to: (a) the execution and delivery of final legal documentation acceptable to GECC and its counsel incorporating, without limitation, the terms set forth on the attached Term Sheet, (b) satisfaction of each and every condition set forth in the “General Terms and Conditions” section of such Term Sheet, (c) no event of default having occurred with respect to the Financing or any financing provided by GECC to Debtor, and (d) funding by MLC of its pro rat portion of each Loan. The Termination Date means the earlier of: (i) the date GECC may terminate making Loans or extending other credit pursuant to the General Terms and Conditions of the attached Term Sheet, or (ii) July 31, 2006.

Dendreon Corporation

January 27, 2006

By signing this Commitment Letter, each party acknowledges that this Commitment Letter supersedes any and all discussions and understandings, written or oral, between or between GECC and any other person as to the subject matter hereof, including, without limitation, the Term Sheet between General Electric Capital Corporation and Dendreon Corporation. No amendments, waivers or modifications of this Commitment Letter or any of its contents shall be effective unless expressly set forth in writing and executed by the parties hereto.

This Commitment Letter is being provided to you on the condition that, except as required by law, neither it, the Proposal Letter, nor their contents will be disclosed publicly or privately except to those individuals who are your officers, employees or advisors who have a need to know of them as a result of their being specifically involved in the Equipment Transaction under consideration and then only on the condition that such matters may not, except as required by law, be further disclosed. No person to whom this Commitment Letter may be shown in violation of the above provisions is entitled to rely upon this Commitment Letter or any of its contents. Without limiting the generality of the foregoing, none of such persons shall, except as required by law, use the name of, or refer to, GECC, or any of its affiliates, in any correspondence, discussions, advertisement or disclosure made in connection with the Equipment Transaction without the prior written consent of GECC such written consent not to be unreasonably withheld. Notwithstanding the foregoing, there is no restriction (either express or implied) on any disclosure or dissemination of the federal tax structure or the federal tax treatment of the transactions contemplated by this proposal. Further, each party hereto acknowledges that it has no proprietary rights to any federal tax matter or federal income tax idea or to any element of the federal tax structure of the transaction contemplated by this proposal.

Regardless of whether the Equipment Transaction or the Financing closes, Debtor agrees to pay upon demand to GECC all reasonable out-of-pocket expenses (“Transaction Expenses”) which may be incurred by GECC and MLC in connection with the Financing or the Equipment Transaction, including all Closing Fees (defined as all reasonable legal, environmental, and other consultant costs and fees incurred in the preparation of this Commitment Letter, the Proposal Letter, and evaluation of and documenting of the Financing and the Equipment Transaction). Regardless of whether the Equipment Transaction or the Financing closes, Debtor, jointly and severally, shall indemnify and hold harmless GECC and MLC, their respective affiliates, and their respective directors, officers, employees, attorneys and representatives (each, an “Indemnified Person”), from and against all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, but not limited to, attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal), which may be instituted or asserted against or incurred by any such Indemnified Person in connection with, or arising out of, this Commitment Letter, the Proposal Letter, the Financing or the Equipment Transaction under consideration, the documentation related thereto, any other financing related thereto, any actions or failures to act in connection therewith, and any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with any disputes between or among any parties to any of the foregoing, and any investigation,

Dendreon Corporation

January 27, 2006

litigation, or proceeding related to any such matters for which Debtor is determined to be in default or either GECC or MLC is the prevailing party. Notwithstanding the preceding sentence, indemnitors shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Under no circumstances shall GECC, MLC or their respective affiliates be liable to you or any other person for any punitive, exemplary, consequential or indirect damages which may be alleged to result from this Commitment Letter, the Proposal Letter, the Equipment Transaction, the Financing, the documentation related thereto or any other financing, regardless of whether the Equipment Transaction or the Financing closes.

Each party hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under this Commitment Letter, the Proposal Letter, any transaction relating hereto or thereto, or any other instrument, document or agreement executed or delivered in connection herewith or therewith, whether sounding in contract, tort or otherwise. Each party hereto consents and agrees that the state or federal courts located in New York County, City of New York. New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Proposal Letter, the Financing or the Equipment Transaction under consideration, any other financing related thereto, and any investigation, litigation, or proceeding related to or arising out of any such matters, provided, that the parties hereto acknowledge that any appeals from those courts may have to be heard by a court located outside of such jurisdiction. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection, which such party may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

This Commitment Letter is governed by and shall be construed in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of New York.

GECC shall have access, upon reasonable prior notice, to all relevant facilities, personnel and accountants, and copies of all documents which they may reasonably request from Debtor, including business plans, financial statements (actual and pro forma), books, records, and other documents. All written materials provided to GECC shall be returned to Debtor at its reasonable request.

This Commitment Letter shall be of no force and effect unless and until it is executed and delivered to GECC at or before 5:00 p.m. Eastern time on Tuesday, January 31, 2006 at 83 Wooster Heights Road, 5th Floor, Danbury CT 06810, Attn: Diane Earle. Once effective, GECC’s obligation to provide financing in accordance with the terms of this Commitment Letter shall cease if the Equipment Transaction does not close, or the Financing

Dendreon Corporation

January 27, 2006

does not fund for any reason, on or before July 31, 2006 and neither GECC, MLC nor any of their respective affiliates shall have any liability to any person in connection with its refusal to fund the Financing or any portion thereof after such date.

We look forward to continuing to work with you toward completing this transaction.

Sincerely.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/S/ DIANE EARLE
Diane Earle

Its:	Duly Authorized Signatory

AGREED AND ACCEPTED THIS 31st DAY OF January, 2006

Dendreon Corporation

By:	/S/ RICK HAMM
Name:	Rick Hamm
Title:	SVP. General Counsel

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